SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 7, 2008

SAPIENT CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-28074		04-3130648
(Commission File Number)		(I.R.S. Employer Identification No.)
131 Dartmouth Street Boston, MA	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 621-0200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

The information contained in Item 2.01 is incorporated hereto by reference.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On August 6, 2008, Sapient Corporation (the “Company”) and its wholly-owned subsidiary, Sapient Limited, entered into an Agreement (the “Agreement”) with the shareholders of The Derivatives Consulting Group Limited (“DCG”), a leading provider of derivatives consulting and outsourcing services to investment banks, hedge funds, asset managers and commercial banking clients, relating to the sale and purchase of the entire issued share capital of DCG. Pursuant to the Agreement, Sapient Limited agreed to acquire 100% of the equity of DCG (the “Equity”), effective immediately upon the execution of the Agreement.

Under the terms of the Agreement, Sapient Limited acquired DCG for a base consideration (the “Base Consideration”) of approximately £13 million (approximately $25.2 million), consisting of £10 million (approximately $19.4 million) in cash (the “Cash Base Consideration”) and approximately £3 million (approximately $5.8 million) in shares of the Company’s common stock (the “Base Consideration Shares”) and an earnout consideration (the “Earnout Consideration”) between £0-£18 million (approximately $34.9 million), paid in shares of the Company’s common stock (the “Earnout Consideration Shares”).  A further payment may be made to the selling shareholders following assessment of DCG's net asset position at closing, if the net assets exceed an agreed amount.  Conversely, if DCG’s net assets at closing are less than such agreed amount, any Earnout Consideration to be paid to the selling shareholders will be reduced by an amount equal to the shortfall.  In addition, the Company expects to incur transaction costs of approximately £1.1 million (approximately $2.1 million) to be included as additional consideration for the purchase.

Sapient Limited paid the Cash Base Consideration and £1 million (approximately $1.94 million) in Base Consideration Shares to the selling shareholders at closing.  Two million pounds sterling (approximately $3.88 million) in Base Consideration Shares (the "Retained Shares") will be paid to selling shareholders Jonathan Davies, Cameron Munro, David Newland, Paul Middleton, Simon Rees-Goddard and Gil Koenigsberg (the “Covenantors”) on the eighteen month anniversary of closing, subject to any deductions for claims made by Sapient Limited under certain warranties and indemnities given under the Agreement.

The Agreement contains customary representations and warranties given by the parties.  All selling shareholders have severally provided warranties as to title of shares sold by them, and selling shareholders Jonathan Davies and Cameron Munroe (the “Warrantors”) have jointly and severally provided all other warranties given to Sapient Limited. In addition, the Warrantors will indemnify Sapient Limited for a period of up to 18 months (7 years for tax-related liabilities) against certain claims arising out of the Agreement.  The Warrantors’ liability under the warranties and indemnities is subject to a maximum of £2.75 million (approximately $5.33 million) (the “Cap”), and the Retained Shares will be available for eighteen months to satisfy any breach of warranty or indemnification claims.  Under the terms of the Agreement, the selling shareholders may not sell the Base Consideration Shares until the second anniversary of the closing, at which time they may sell 50%.  The selling shareholders may sell the remaining 50% of Base Consideration Shares as of the third anniversary of the closing.

The Earnout Consideration is dependent on achievement of EBITDA and revenue target levels for various earnout periods specified in the Agreement, the last of which ends March 31, 2011.  The Agreement does not impose selling restrictions on the Earnout Consideration Shares, save for certain orderly market restrictions applicable to the Covenantors.

Under the terms of the Agreement, the Covenantors have entered into standard-form employment agreements and are subject to certain non-competition restrictions.

Item 3.02.     Unregistered Sales of Equity Securities.

The information contained in Item 2.01 is incorporated hereto by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)  Exhibits

2.1       Agreement, dated as of August 6, 2008, among Sapient Limited, Sapient Corporation and the Persons listed on Schedule 1 thereto.

99.1      Press Release dated August 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 7, 2008	SAPIENT CORPORATION
(Registrant)

		By:	/s/ Kyle A. Bettigole
Kyle A. Bettigole
Assistant Secretary